EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Joal Redmond Corporate Communications 602-977-3797

For Immediate Release

Capitol Bancorp Declares 58th Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX: Jan. 31, 2007: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 58th consecutive quarterly cash dividend at $0.25 per common share, consistent with last quarter’s dividend and a 25 percent increase over the $0.20 dividend paid in the same period in 2006. The dividend is payable March 1, 2007, to shareholders of record as of February 13, 2007.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the dividend payment reflects the Corporation’s commitment to continue to grow responsibly while delivering compelling shareholder returns. “We added nine new community banks to our network last year and we are well-positioned to continue with a high level of disciplined, organic growth in 2007,” said Reid.

Earlier this month the Corporation announced the opening of Bank of Tacoma, its third bank in Washington. Development efforts currently are underway in several states including California, Colorado, New York, Oregon, Texas and Washington.

The dividend declaration follows Capitol Bancorp’s recent announcement of record fourth quarter 2006 earnings, exceeding $11 million, an increase of 14 percent over earnings reported for the same period in 2005. Earnings per share (EPS) of $0.68, on a diluted basis, was also a quarterly record for Capitol Bancorp. Record year-end earnings exceeding $42 million represent an increase of approximately 18 percent over 2005’s figure of $36 million, with record diluted EPS of $2.57, up 10 percent over the $2.34 reported at year-end 2005.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $4.1 billion national community bank development company, with a network of 50 separately chartered banks and bank operations in 14 states. It is the holder of the most individual bank charters in the country. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages, and provides efficient services to its growing network of community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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